    Execution Copy

SEPARATION AND TRANSITION AGREEMENT
This Separation and Transition Agreement (this “Agreement”) by and between Rollins, Inc., a Delaware corporation (together with its subsidiaries, the “Company”) and Kenneth Krause (the “Executive”) is entered into as of May 26, 2026.
NOW, THEREFORE, the parties agree as follows:
1.    CHIEF FINANCIAL OFFICER TRANSITION AND SEPARATION.
(a)    As of the date of this Agreement, the Company acknowledges the Executive’s intent to resign as Executive Vice President and Chief Financial Officer (together, “CFO”) effective June 15, 2026 (the “Transition Date”). Effective as of the Transition Date, the Executive will resign from being CFO and any and all other officer, director, manager or similar positions with the Company and all of the Company subsidiaries, and from any and all committees or similar governing body positions of the Company including its subsidiaries. The Executive’s employment will cease in all capacities on the Separation Date. Upon request by the Company, the Executive will execute and deliver to the Company a written resignation confirming that he is voluntarily submitting such resignations, effective as of the Transition Date.
(b)    The Executive will continue to provide services as an active employee of the Company until the Transition Date and as advisor thereafter until the Separation Date as set forth below.
2.    ADVISORY ROLE.
(a)    Following the Transition Date, the Executive will become an independent contractor, and perform the services described in Exhibit A (the “Services”) through September 30, 2026, or such earlier date as mutually agreed by the parties (the “Separation Date”, and such period between the Transition Date and the Separation Date, the “Advisory Term”). The Executive agrees to use his commercially reasonable efforts to assist the Company in the successful transition of his responsibilities to his successor, including making himself reasonably available on request to, among other things, respond to questions and provide assistance. Executive will have full-time employment with another employer following the Transition Date, and the Company shall not require transition services to be performed at times which directly conflict with Executive’s full-time employment duties. Failure to provide the Services through the Separation Date will cause the Executive to forfeit any compensation to which the Executive could otherwise become entitled under this Agreement.
(b)    The parties agree that during the Advisory Term, the Executive will be an independent contractor in the performance of the Services and not an employee of the Company.
During the Advisory Term, the Executive will not receive base salary, bonus, other cash compensation or continued employee benefits, and the Executive will not be entitled and hereby waives any rights to employee benefits, except as set forth under Section 3.
(c)    The Company will provide Executive with continued use of his Company laptop computer and mobile phone until the Separation Date.

3.    CONSIDERATION. In consideration for this Agreement and the Executive’s execution and non-revocation of the Release (as set forth in Section 4), the Company shall provide the following to the Executive:
(a)    From the date hereof until the Transition Date, or the Executive’s earlier termination of employment, the Executive will continue to receive his current base salary and benefits. For purposes of clarity, the Executive will not be eligible for an annual bonus or cash incentive opportunity for the 2026 fiscal year and will be ineligible for grants of equity-based compensation or continued vesting under the Rollins, Inc. 2018 Stock Incentive Plan (the “Stock Incentive Plan”), except as set forth in Section 3(b).
(b)    Provided the Executive continues to provide the Services through the Separation Date, and otherwise remains in compliance with this Agreement through the Vesting Date (as defined below), the Company will allow 8,000 shares of Restricted Stock that were granted to the Executive under the Stock Incentive Plan that otherwise would have vested based on the Executive’s continued service through a date that is on or about February 20, 2027 (the “Vesting Date”), to vest as of the Vesting Date. For the avoidance of doubt, all other outstanding awards to the Executive under the Stock Incentive Plan, which for purposes of clarity include Restricted Shares and Performance Share Units, shall be forfeited as of the Transition Date.
(c)    For purposes of clarity, the Executive will be eligible to continue medical coverage through COBRA at the Executive’s own cost, and the Executive will continue to be covered under the Company’s D&O and/or any other similar insurance policy applicable to the Executive as of the Transition Date in accordance with the terms of such policy.
4.    RELEASE.
(a)    In order to receive the consideration under this Agreement, the Executive agrees that in connection with the execution of this Agreement and again on the Separation Date, he will execute a copy of the release of claims attached as Exhibit B (the “Release”). E-mail delivery of the Release to Elizabeth Chandler, Chief Legal Officer, shall be sufficient delivery for the purposes of the Release.
(b)    The Executive acknowledges that certain benefits and payments under this Agreement are in excess of total payments and benefit that he otherwise would be entitled to receive upon a termination of employment. The Executive acknowledges that he is not entitled to any compensation or benefits other than what is provided for in this Agreement, and that the Executive is not entitled to any separation benefits under any other plan of the Company.
5.    RESTRICTIVE COVENANTS.
(a)    The Executive acknowledges and agrees that the Executive has previously entered into agreements with the Company to be bound by restrictive covenants (including confidentiality, non-competition and non-solicitation including but not limited to those in the Employment Agreement dated September 1, 2022, and Change-In-Control Severance and Restrictive Covenant Agreement dated on or around February 11, 2025) (the “Restrictive Covenants”). The Executive affirms that he will comply with such Restrictive Covenants during the Advisory Term and following the Separation Date in accordance with the terms of such covenants.
(b)    The Executive agrees that the term of the non-competition and non-solicitation covenants applicable to him will extend through the twenty-four (24) month anniversary of the Vesting Date.

(c)    The Executive agrees to keep confidential the terms of this Agreement (including the Release) and to not disclose or publish it to anyone with the exception of the Executive’s spouse, immediate family members, financial advisor, or attorney. Otherwise, the Executive may only disclose the terms of this Agreement if legally required to do so. Notwithstanding the foregoing, if and when this Agreement is publicly filed by the Company, the foregoing confidentiality obligation shall terminate upon such public filing.
(d)    Other than (i) as permitted under Section 5(g), (ii) with the Executive’s spouse, immediate family members, financial advisor, or attorney or (iii) in coordination with the Company’s Chief Executive Officer, the Executive will not internally or externally discuss his resignation or the circumstances of his departure with any person prior to the Company’s issuance of a press release or publicly filing this Agreement, and following such press release or public filing, any such internal or external communication shall be consistent with any prior Company press release and this Agreement.
(e)    The Executive agrees that he will not now or at any time in the future make any negative or disparaging comments of any kind concerning the Company and/or its activities, products, services or its shareholders, officers, directors, employees or representatives to any person or entity, including any of the Company’s vendors, suppliers, customers or employees.
(f)    The Executive will return to the Company all of the Company’s property that is within the Executive’s possession, custody, or control no later than the Transition Date, including, without limitation, any Company-issued hardware (such as laptops, mobile phones, etc.), Company-provided software, keys and keycards, and electronic or paper documents and records containing confidential Company information and/or information regarding the Company’s practices, procedures, trade secrets, customer lists, products or services. In addition, the Executive will not use the same for the Executive’s own purpose or retain any copies of same. The Executive understands that, with respect to documents and other information, the language in this paragraph includes all originals and copies in electronic and hard- and/or soft-copy forms. Further, the Executive will not delete any Company-related information from any Company-issued hardware prior to returning such hardware to the Company. In addition, no later than the Transition Date, the Executive will deliver to the Company (i) all passwords in use at the time of the separation related to the Company, its systems and/or the work the Executive performed for the Company and (ii) a list of any documents that the Executive created or is otherwise aware that are password-protected, and the password(s) necessary to access such password-protected documents. The Executive will return to the Company’s legal department any and all hard copies of any documents which are the subject of a document preservation notice or other legal hold and notify the Company’s legal department of the location of any electronic documents which are subject to a legal hold.
(g)    Nothing in this Agreement (a) prevents the Executive from communicating with, filing a charge or complaint with, providing documents or information voluntarily or in response to a subpoena or other information request to, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, law enforcement, or any other federal, state or local agency charged with the enforcement of any laws, or from responding to a subpoena or discovery request in court litigation or arbitration or (b) limits the Executive from exercising rights under Section 7 of the National Labor Relations Act or similar state law to engage in protected, concerted activity with other employees; however, by signing this Agreement, the Executive is waiving any rights to individual relief (including back pay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by the Executive or on the Executive’s behalf by any third party, except for any right the Executive may have to receive a payment or award from a government agency (and not from the Company) for information provided to the government agency or otherwise where prohibited.
6.    CONTINUED COMPLIANCE WITH SECURITIES LAWS AND INSIDER TRADING RESTRICTIONS.
(a)    The Executive will comply with all applicable laws, Company policies and obligations of the Executive to the Company and its affiliates.
(b)    The Executive agrees that to the extent he continues to have Company inside information, he will comply with the securities laws and the Company’s insider trading restrictions.
7.    NOTICES. All notices hereunder must be in writing and shall be deemed validly given when delivered by hand, by nationally recognized overnight express delivery service or by First Class United States mail, certified, return receipt requested, addressed as follows:
To the Company:    Rollins, Inc.
    Attn: General Counsel
    2170 Piedmont Road NE
    Atlanta, GA 30324

To the Executive:    Personal e-mail provided to the Legal Department
Any notice or other communication mailed as herein provided shall be deemed effectively given (a) on the date of delivery, if delivered by a recognized, professional courier or (b) on the date received, if sent by overnight express delivery or if sent by U.S. mail. The parties may substitute recipient's names and addresses by giving at least ten (10) days’ notice as provided hereunder. Rejection or refusal to accept delivery of any notice or the inability to deliver any notice because of a changed address of which no notice was given, shall be deemed to be receipt of any such notice.
8.    COOPERATION AFTER SEPARATION DATE. To the extent that the Company determines that the Executive possesses information relevant to litigation, potential litigation, investigations by government agencies, potential investigations by government agencies, internal investigations, or otherwise, that relates to activities that occurred during the Advisory Term and while the Executive was employed by the Company, the Executive agrees to make the Executive reasonably available to provide information and assistance, including, but not limited to, meeting with the Company’s counsel, interviews, attending or appearing as a witness at depositions, hearings, pretrial preparation and trial testimony, or other court or administrative proceedings, reviewing documents, and responding to requests for information from government authorities, opposing parties, outside and in-house counsel and otherwise. The Company agrees to accommodate the Executive’s other commitments in scheduling any such interviews, depositions, pretrial preparation and trial testimony, or information requests insofar as is reasonably practicable to minimize inconvenience to the Executive, and to reimburse Executive’s reasonable out of pocket expenses in connection with such assistance with the Company’s prior authorization.
9.    SECTION 409A.
(a)    The benefits provided under this Agreement are intended to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and all regulations, guidance, or other interpretive authority thereunder (“Section 409A”). To the extent that the benefits are subject to Section 409A, this Agreement will be interpreted and construed in favor of the Executive to the fullest extent allowed under Section 409A and the applicable guidance thereunder to satisfy the requirements of Section 409A or, alternatively, to comply with an exemption from Section 409A and the applicable guidance thereunder. Each payment of compensation under this Agreement will be treated as a “separate payment” of compensation for purposes of applying Section 409A and the short-term deferral exception.
(b)    To the extent that Section 409A applies, any reference herein to a termination of employment, retirement, separation from service or phrases of similar import will mean a “separation from service” as defined in Treasury Regulation § 1.409A–1(h). Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination of employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that constitutes “nonqualified deferred compensation” under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service”, and (ii) the date of the Executive’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section shall be paid to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(c)    Whenever a payment under this Agreement specifies a payment period with reference to a number of days or months, the actual date of payment within the specified period shall be within the sole discretion of the Company. In the event the payment period under this Agreement for any nonqualified deferred compensation commences in one (1) calendar year and ends in a second calendar year, to the extent necessary to comply with Section 409A, the payment shall not be paid until the later of (i) the first payroll date of the second calendar year, or (ii) the date on which the applicable Release becomes effective and irrevocable. The Executive shall not have the ability to control, directly or indirectly, the timing of any payments of deferred compensation subject to Section 409A.
(d)    The tax treatment of the benefits provided under this Agreement are not warranted or guaranteed. The Company does not represent or guarantee that any particular federal or state income, payroll or other tax treatment will result from the compensation or benefits payable under this Agreement. The Company does not represent that this Agreement complies with Section 409A and in no event shall the Company, its affiliates or their respective directors, officers, employees or advisers be liable for any additional tax, interest or penalty that may be imposed on the Executive (or any other individual claiming a benefit through the Executive) pursuant to Section 409A or for damages for failing to comply with Section 409A. The Executive is solely responsible for the proper tax reporting and timely payment of any tax or interest for which the Executive is liable as a result of the compensation or benefits payable pursuant to this Agreement.
10.    MISCELLANEOUS.
(a)    Remedies. In addition to all other remedies provided for hereunder, if the Executive breaches any term of this Agreement, the Company shall be entitled to its available legal and equitable remedies to the full extent permitted by law, including but, not limited to, an injunction and suspending and recovering any and all payments and benefits made or to be made under this Agreement.

(b)    Successors and Assigns.  The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns. The rights and obligations of the Executive under this Agreement may only be assigned with the prior written consent of the Company.
(c)    Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Georgia or, where applicable, United States federal law, in each case, without regard to any conflicts-of-law provisions or those of any state other than Georgia. The parties agree that jurisdiction and venue shall lie exclusively in Fulton County, Georgia for any action involving the validity, interpretation, or enforcement of this Agreement, or for any claim for breach of this Agreement, for damages, and for other relief sought under this Agreement.
(d)    Severability.  If a court finds any term of this Agreement to be invalid, unenforceable, or void, the Company and the Executive agree that the court shall modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, the Company and the Executive agree that the term shall be severed and all other terms of this Agreement shall remain in effect.
(e)    Expenses.  Each party hereto shall pay such party’s own expenses incurred (including, without limitation, the fees of counsel) on such party’s behalf in connection with this Agreement or any transactions contemplated by this Agreement.
(f)    Waivers.  No waiver of any provision of this Agreement shall be effective except pursuant to a written instrument signed by the party waiving compliance, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.
(g)    Force Majeure.  Neither party shall be liable for its failure to perform under this Agreement (a) to the extent the non-performance is caused by events or conditions beyond that party’s control, and (b) provided that party gives prompt notice to the other party and makes all reasonable efforts to perform.
(h)    Entire Agreement; Amendment.  This Agreement and the Release embody the entire agreement and understanding of the parties hereto and supersede all prior or contemporaneous written or oral communications or agreements between the Company and the Executive, regarding the subject matter hereof, except that the Restrictive Covenants survive and are incorporated into this Agreement as set forth in this Agreement. All previous agreements related to the Executive’s employment with the Company shall be rendered null and void, except for (i) the Restrictive Covenants, (ii) the award agreements regarding the Executive’s awards of equity in the Company, which will be treated as set forth herein, (iii) any Election Form previously entered into by the Executive and the Company under the Rollins, Inc. Deferred Compensation Plan, and (iv) the indemnification and advancement provisions of the Company’s bylaws (which are contractual in nature, as stated therein). This Agreement may only be amended by a signed, written agreement between the Company and the Executive.
(i)    Counterparts.  This Agreement may be executed in two counterparts each of which shall be an original and together which shall constitute one and the same instrument.
(j)    Acknowledgment. The Executive acknowledges that the Executive has fully read and understands this Agreement, has had an opportunity to consult with the Executive’s counsel regarding this Agreement, and, intending to be legally bound hereby, has freely and voluntarily executed this Agreement.

(k)    Headings.  The section headings and subheadings used herein are for ease of reference only and are not to be considered in the construction of this Agreement.
(l)    No Presumption Against Drafter.  The parties agree that, despite any legal presumption or common-law doctrine to the contrary, this Agreement shall not be construed against the drafter as both parties have had the opportunity to participate in the negotiation and drafting of the terms and conditions and preparation of this Agreement.
(m)    Authority.  The signatories below represent and warrant that they have read this Agreement, that they are fully authorized in the capacity shown, that they understand the terms of the Agreement, and that they are executing the Agreement voluntarily, upon their best judgment, and solely for the consideration described in this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representative.

ROLLINS, INC.		KENNETH KRAUSE
By:	/s/ James C. Benton, Jr.	By:	/s/ Kenneth Krause
Name:	James C. Benton, Jr	Date:	5/26/2026
Title:	Senior Vice President, Human Resources
Date:	5/26/2026

[Separation and Transition Agreement – Signature Page]

Exhibit A

THE SERVICES

For approximately five (5) hours per month:
•Assistance with finance matters
•Assistance with financial communications
•Assistance with Q2 results

[Exhibit A to Separation and Transition Agreement]
A-1

Exhibit B

General Release and Waiver of Claims
This General Release and Waiver of Claims (“Release”) is made by and between Kenneth Krause (“YOU” or “YOUR”) and Rollins, Inc. (each, a “Party” and, collectively, the “Parties”).
1.    RELEASE OF CLAIMS. In exchange for the valuable consideration described in the Agreement to which this is attached, YOU would not otherwise be entitled and the adequacy of which is hereby acknowledged, by signing this Release YOU, for yourself, YOUR spouse, YOUR marital community, and anyone who has or obtains legal rights or claims through YOU, agrees to the following:
(a)    In General. YOU hereby forever release and discharge Rollins, including all of their past and present employee benefit, stock and pension plans and funds, divisions, subsidiaries, affiliated entities, successors, assigns, heirs, predecessors-in-interest, joint ventures, commonly controlled corporations and related entities, and all of their past and present agents, employees, representatives, officers, directors, shareholders, attorneys, accountants, insurers, reinsurers, fiduciaries, administrators, and trustees, whether acting as an agent for Rollins or in an individual or any other capacity (collectively, the “Released Parties”) from any and all causes of actions, charges, complaints, suits, claims, demands, obligations, costs, losses, damages, rights, judgments, attorneys’ fees or other fees, expenses, bonds, bills, penalties, fines, and all other liabilities of any kind whatsoever, whether known or unknown, suspected or unsuspected, fixed or contingent, including but, not limited to those arising from any acts or omissions occurring up to and including the date YOU sign this Release, including those arising under any theory of law, whether common, constitutional, statutory or other of any jurisdiction, foreign or domestic, whether known or unknown, whether in law or in equity, which YOU or they had or may claim to have by reason of any actual, alleged or threatened act, omission, transaction, practice, plan, policy, procedure, conduct, statement, occurrence or other matter, or any number or combination thereof. Such released claims include, without limitation, any and all claims of discrimination on the basis of race, color, sex, sexual harassment, religion, retaliation, creed or national origin under Title VII of the Civil Rights Act of 1964, as amended, , or on the basis of disability under the Americans with Disabilities Act, or on the basis of sex under the Equal Pay Act; any and all claims of pay discrimination under Title VII of the Civil Rights Act, the Lilly Ledbetter Fair Pay Act, and the Americans with Disabilities Act; any and all claims of discrimination on the basis of race, color, sex, sexual harassment, sexual orientation, gender identity, marital or familial status, creed, national origin, retaliation, age, religion and disability under any and all applicable state statutes and/or county and city ordinances including, but not limited to, the Georgia Fair Employment Practices Act – O.C.G.A. §§ 45-19-20, et seq.; the Georgia Equal Pay Act – O.C.G.A. § 34-5-3; the Georgia State Wage Payment and Work Hour Laws – O.C.G.A. §§ 34-7-1, et seq.; the Georgia Whistleblower Protection Act – O.C.G.A. §§ 45-1-4, et seq.; the Georgia Workers’ Compensation Retaliation Provisions – O.C.G.A. §§ 34-9-11.1; the Georgia Military Leave Laws – O.C.G.A. §§ 38-2-279, et seq.; the Georgia Jury Duty Leave Law – O.C.G.A. § 34-1-3; the Georgia Voting Leave Law – O.C.G.A. § 21-2-404; claims based on a violation of Georgia public policy; and any discrimination/retaliation claims under § 1981 of the Civil Rights Act of 1866; any other claims of discrimination and retaliation under local, state or federal law, regulation or Executive Order; any claims under the Older Worker Benefit Protection Act; any and all claims under the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act, including any claims in contract or tort; any and all wrongful termination causes of action, including the covenant of good faith and fair dealings, breach of an implied or express contract, negligent or intentional infliction of mental distress, promissory estoppel/detrimental reliance, defamation, negligent retention; any claims for lost wages, benefits, expenses, severance, compensatory or punitive damages, attorneys’ fees, and all claims for any other type of damage relief; any and all claims
[Exhibit B to Separation and Transition Agreement]

under the Worker Adjustment and Retraining Notification (WARN) Act; any and all claims under the Family and Medical Leave Act (“FMLA”); any and all claims under any state labor laws; and any and all claims under the Employee Retirement Income Security Act, as amended (ERISA).
(b)    Representations. YOU warrant and represent that (a) YOU have not filed or authorized the filing of any complaints, charges, or lawsuits against Rollins or any of the Released Parties with any governmental agency, court, or self-regulatory organization (“SRO”) and that if, unbeknownst to YOU, such a complaint, charge or lawsuit has been filed on YOUR behalf, YOU will immediately cause it to be withdrawn and dismissed; (b) without waiving any prospective or retrospective rights under the Fair Labor Standards Act (“FLSA”), YOU have been paid all compensation, wages, bonuses, commissions, and/or benefits to which YOU may be entitled; (c) YOU have no known workplace injuries or occupational diseases, nor are YOU aware of any facts (including any injuries or illnesses) that might lead YOU to file a workers’ compensation claim against any of the Released Parties; (d) YOU have been provided and/or have not been denied any leave requested under the FMLA or any similar state law; and (e) the execution, delivery and performance of this Release by YOU does not and will not conflict with, breach, violate, or cause a default under any agreement, contract or instrument to which YOU are a party or any judgment, order or decree to which YOU are subject.
(1)    It is the intent of the Parties for YOU to release all claims that can legally be released, but no more than that.
(2)    YOU are not, by signing this Release, releasing or waiving (1) any existing vested interest YOU may have in any 401(k) or profit-sharing plan by virtue of YOUR employment with Rollins; (2) any rights or claims that may arise after this Release is signed; (3) the post-employment benefits and payments specifically promised to YOU under the Separation and Transition Agreement to which this Release is attached (the “Agreement”); (4) the right to institute legal action for the purpose of enforcing the provisions of the Agreement; or (5) any claim YOU have against Rollins or any Released Party for indemnification under that certain Indemnification Agreement between YOU and Rollins, which shall continue despite the termination of your employment or any other rights to indemnification, advancement of expenses or insurance coverage (including under any D&O/E&O policy) for acts or omissions occurring during YOUR employment or service. (Such termination shall have no adverse impact on any of YOUR rights thereunder and Rollins shall remain fully liable under such Indemnification Agreement. It is the express intent of the Parties that the Indemnification Agreement and all Rollins’ obligations in its bylaws or otherwise to indemnify YOU shall continue notwithstanding the termination of YOUR employment.)
(3)    Except as may be necessary to enforce this Release, and to the fullest extent permitted by law, YOU agree not to permit, authorize, initiate, encourage, support, join, or continue any lawsuit, complaint, arbitration, or other legal proceeding against any of the Released Parties based in whole or in part on any claim covered by this Release. YOU further agree that YOU will not permit yourself to be a member of any class in any court or in any arbitration proceeding seeking relief against any of the Released Parties based on claims released by this Release and that, even if a court or arbitrator rules that YOU may not waive a claim released by this Release, YOU will not accept or be entitled to any money damages or other relief in connection with any other action or proceeding asserting any of the claims against any of the Released Parties.
(4)    Notwithstanding any other provision set forth herein, nothing in this Release shall be construed in any way to limit YOUR right to communicate with, seek or obtain a whistleblower award from the Securities and Exchange Commission (“SEC”) pursuant to Section 21F of the Exchange

Act or to receive an award for information provided to any government agency, nor does it limit YOUR ability to communicate with any government agencies or otherwise participate or cooperate with an investigation conducted by the Equal Employment Opportunity Commission, SEC, or other federal or state government agency, including by providing documents or other information, without notice to Rollins. YOU agree that this Release may be pled as a complete bar to any action or suit before any administrative body or court with respect to any complaint or claim arising under any federal, state, local, and/or other law relating to any possible claim that exists or may have existed, that relates in any way to Rollins based on any events occurring up to and including the date on which YOU sign this Release.
2.    CONTINUATION AND EFFECT OF PRIOR AGREEMENTS.
(a)    YOU have certain continuing obligations to Rollins including specific obligations relating to non-disclosure, confidentiality, non-solicitation, non-disparagement and non-competition as specified in the Agreement, including the Restrictive Covenants, as such term is defined in the Agreement.
(b)    The Parties agree that nothing in this Release alters the obligations of the Parties as specified in the Agreement, which continues in effect.
(c)    With the exception of the Agreement, any other oral or written employment contract(s) previously existing between Rollins and YOU and the obligations of all parties thereunder, except to the extent they are carried over and preserved in the Agreement and/or this Release, are of no further force or effect.
3.    REMEDIES. In addition to all other remedies provided for hereunder, if YOU breach any term of this Release, Rollins shall be entitled to its available legal and equitable remedies to the full extent permitted by law, including, but not limited to, an injunction and suspending and recovering any and all payments and benefits made or to be made under this Release.
4.    NON-ADMISSION. It is expressly understood that this Release does not constitute, nor shall it be construed as, an admission by Rollins or by YOU of any liability or unlawful conduct whatsoever. Rollins and YOU specifically deny any liability or unlawful conduct.
5.    WAIVER. No waiver of any of the terms of this Release shall be effective unless in writing and signed by the party to be charged therewith. E-mail shall be deemed a “writing” for the purposes of this Release. No waiver of any provision in this Release shall extend to or affect any obligation not expressly waived, impair any rights consequent on such obligation, or imply a subsequent waiver of that or any other provision.
6.    SUCCESSORS AND ASSIGNS. Rollins retains the right to transfer its rights and obligations under this Release to any successors and/or assigns.
7.    ENFORCEABILITY. If a court finds any term of this Release to be invalid, unenforceable, or void, the Parties agree that the court shall modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, the Parties agree that the term shall be severed and all other terms of this Release shall remain in effect.
8.    GOVERNING LAW. This Release shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of Georgia or, where applicable, United States federal law, in each case, without regard to any conflicts of law provisions or those of any state other than Georgia. The Parties agree that jurisdiction and venue shall lie exclusively in Fulton County, Georgia for any action involving the validity, interpretation, or enforcement of this Release, or for any claim for breach of this Release, for damages, and for other relief sought under this Release.
[Signature page follows]

I have read the terms of this Release carefully and acknowledge that I have been advised to consult with an attorney to review it and have done so or voluntarily elected not to do so. I clearly understand all of the terms of this Release. I have not been forced or pressured in any manner whatsoever to sign this Release. I am fully capable of comprehending all of the Release’s terms and voluntarily agree to all of its terms.

KENNETH KRAUSE
By:	/s/ Kenneth Krause
Date:	5/26/2026

ROLLINS, INC.
By:	/s/ James C. Benton, Jr.
Name:	James C. Benton, Jr.
Title:	Senior Vice President, Human Resources
Date:	5/26/2026

[Exhibit B to Separation and Transition Agreement – Signature Page]